UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 18, 2008

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2008, we entered into a Term Loan Agreement and an Acquisition Agreement with Oak Grove Commercial Mortgage LLC, a newly formed subsidiary of Mud Duck Equities, LLC, under which (a) Oak Grove agreed to lend us $10 million (to be increased to $15 million under some circumstances) and (b) we agreed to sell to Oak Grove our business of originating loans that are to be sold to or insured by government sponsored enterprises or government agencies (primarily Fannie Mae, Freddie Mac and Ginnie Mae) and servicing those mortgage loans (which we refer to as our agency loan business).

The $10 million loan, which was made when the Term Loan Agreement was signed, is a one year loan that is secured by all the shares of the subsidiary that conducts the business we are selling, and will bear interest at 20% per annum. Under some circumstances relating to other aspects of our business, the loan amount will be increased to $15 million. The loan obligation will be assigned back to us as part of the purchase price for the agency loan business.

The price for which we have agreed to sell our agency loan business is $70.5 million, of which $23.5 million will be paid partly by return of the note evidencing the loan and the balance in cash, and the remaining $47 million will be treated as a contribution to Oak Grove in exchange for which we will receive $30 million of Series A Preferred Units of Oak Grove, which will entitle us to cumulative cash distributions equal each year equal to 18% of the liquidation preference of the Series A Preferred Units (and to an additional sum upon redemption of the Series A Preferred Units or liquidation of Oak Grove), and $17 million of Series B Preferred Units, which will entitle us to cumulative cash distributions each year equal to 15% of the liquidation preference of the Series B Preferred Units. $2 million of the Series B Preferred Units will be subject to redemption without payment when collateral for $17.4 million of letters of credit securing our obligations to one of the government sponsored entities is released and additional Series B Preferred Units will be redeemed to the extent we are required during the first three years after the closing to reimburse Oak Grove for payments it makes under loss sharing agreements with Fannie Mae (which we have agreed to reimburse up to a maximum of $15 million). In addition, if we owe anything to Oak Grove as a result of breach of warranty or other indemnifiable claims under the Acquisition Agreement, what we owe would be paid by Oak Grove’s redeeming Series B Preferred Units.

The Series A and Series B Preferred Units are transferable, except that anybody who acquires Series B Preferred Units during the first three years after the closing will receive them subject to the possibility that at least some of them may be redeemed without consideration Oak Grove will not be required to redeem the Preferred Units, but it will have the right to do so at any time for cash equal to their liquidation preference plus any required distributions that have not been made and, with regard to the Series A Preferred Units, the sum that will result in our having received a return of 23% with regard to the Preferred Units that are redeemed.

The transaction is subject to various conditions, including approval by the government sponsored agencies to which we sell, or which insure, loans we originate. We anticipate the transaction will close not later than March 31, 2009.

Item 7.01 Regulation FD Disclosure.

The following information is being furnished, not filed. Therefore, it may not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

In this Item 7.01, except as expressly indicated or unless the context otherwise requires, the "Company," "MuniMae," "we," "our" or "us" means Municipal Mortgage & Equity, LLC, a Delaware limited liability company, and its majority-owned subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

This Report contains forward looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management’s expectations at the date of this Report regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Report. They include changes in market conditions that affect the willingness of potential investors or lenders to acquire equity of, or lend to, funds we form, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash we need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we, or funds we manage, have made, changes in interest rates, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we, or funds we manage, own, changes in tax laws or other things beyond our control that affect the tax benefits available to investors in equity funds we form or would like to form, or changes in technology that affect the value of renewable energy projects in which we and funds we formed have equity investments. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Report.

EXPLANATORY NOTE

In September 2006, we determined that we had to restate our financial statements for 2005 and 2004 and for the first quarter of 2006. Neither the audited restated 2005 and 2004 financial statements nor audited 2006 or 2007 financial statements are yet available. The audit of the restated 2005 and 2004 financial statements and our 2006 financial statements is in its late stages, and we expect audited financial statements for those years to be available shortly.

Because of the delay in our completing the audited restated 2004 and 2005 financial statements and the audited 2006 financial statements, we have not been able to file Reports on Form 10-K or 10-Q since early 2006. Therefore, we have filed Current Reports on Form 8-K, and we are filing this Current Report on Form 8-K, in order to provide current information about us and the effects of current market conditions on our businesses.

THE CURRENT STATE OF OUR BUSINESS

In our Reports on Form 8-K dated April 9, 2008 and August 15, 2008 we described the effects upon us during the first six months of 2008 of a major deterioration that began early in 2008 in the market for tax-exempt bonds and other assets that are a major part of our business. We said that this deterioration, combined with the factors that had affected credit markets and financial institutions throughout the nation, had had a severe effect upon us during the first six months of 2008, causing us to have to curtail significant aspects of our business and to sell assets at substantial losses to meet our commitments or to satisfy lenders. We also said that the costs of preparing our 2006 and restated 2005 and 2004 financial statements, when added to our operating expenses, resulted in significant operating losses.
The problems we encountered during the first six months of 2008 have continued, and in some respects intensified, during the second half of 2008. In particular, a need to meet commitments to fund construction loans and meet other obligations without being able to attract investors or obtain new financing, together with our vulnerability to margin calls as the market value of securities we have pledged deteriorates, created significant liquidity problems for us and prevented us from meeting some funding obligations in a timely manner.

To meet our cash needs, we have been selling assets and trying to sell business units (including our business of originating loans for sale to government sponsored entities and servicing those mortgage loans, which we have agreed to sell, as described under Item 1.01 of this Report). We have also begun the process of reducing our workforce to a size commensurate with the sharply reduced level of our business activities. We have also curtailed our new business initiatives.

Because of our inability to deliver current GAAP financial statements, we are in violation of most of our loan agreements, and have had to negotiate forbearance agreements with many of our lenders. While our lenders have generally been willing to forbear from declaring defaults with regard to our failure to deliver GAAP financial statements, almost none of our lenders will permit us to increase the amounts we are borrowing,
The total assets we were managing at September 30, 2008, $20.4 billion, were slightly lower than the $20.5 billion we were managing at June 30, 2008, but 5% higher than the $19.4 billion we were managing at September 30, 2007. However, the assets we were managing for our own account (rather than assets we were managing for other persons) were only $2.6 billion at September 30, 2008, compared with $2.8 billion at June 30, 2008 and $3.4 billion at September 30, 2007. Further, in November and December 2008, arrangements under which we managed significant assets for several investors were terminated.

The credit quality of the assets underlying the $2.6 billion portfolio of tax exempt bonds, loans and equity which we own remains stable with weakness seen in only a few segments. This is particularly evident in the multifamily tax exempt bond portfolio which constitutes approximately 58% of the $2.6 billion of the bonds, loans and equity which we own. The multifamily (rental) tax exempt bond portfolio's debt service coverage ratio has been rising this year and stands at 1.09 as of September 30, 2008. At September 30, 2008, approximately 8% of the tax exempt bonds and related taxable loans we own were in monetary default, down from approximately 15% in late 2006 (measured as a percent of the unpaid principal balance). The segments where we are seeing weakness develop is in the condominium, bridge and land/land development segments of our commercial non-multifamily loan portfolio. In these segments, which constitute 9% of the assets we own, we are seeing an increase in loan delinquencies, extensions, or maturities without extensions as projects are not realized on their original timetables or unable to find "take out" financing.

As previously reported, we and a number of our current and former officers and directors have been made the subject of purported class actions and derivative suits relating to our financial reporting and other matters. These actions and suits have been combined into a single consolidated class action and a single consolidated derivative suit, both of which are before the United States District Court for the District of Maryland. Amended complaints in the consolidated class actions and the consolidated derivative suits were filed in December 2008.

In addition, in November 2008 we were sued by a consultant that had been retained to assist with the restatement process for approximately $8 million of fees we claim are not due.

We did not pay a dividend with regard to the third quarter of 2008.

Item 9.01 Financial Statements and Exhibits.

10.1 -- Term Loan Agreement dated December 18, 2008 between MMA Financial Holdings, Inc. and Oak Grove Commercial Mortgage, LLC
10.2 -- Acquisition Agreement dated December 18, 2008 between MMA Mortgage Investment Corporation and Oak Grove Commercial Mortgage, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

December 22, 2008	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: President and CEO

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Exhibit Index

Exhibit No.	Description

10.1	Term Loan Agreement dated December 18, 2008 between MMA Financial Holdings, Inc. and Oak Grove Commercial Mortgage, LLC
10.2	Acquisition Agreement dated December 18, 2008 between MMA Financial Holdings, Inc. and Oak Grove Commercial Mortgage, LLC